PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 1, 1995)

                                  $500,000,000
                             ELI LILLY AND COMPANY
                               MEDIUM-TERM NOTES
                            ------------------------
                  Due More Than Nine Months From Date of Issue
                            ------------------------
     Eli Lilly and Company (the 'Company') may offer from time to time its Medium-Term Notes having an aggregate initial public offering price of up to $500,000,000 or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit (the 'Specified Currency'). See 'Important Currency Exchange Information.' The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or a floating rate as set forth therein and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an 'Amortizing Note').

     Interest on each Fixed Rate Note is payable each March 1 and September 1 and at maturity. Interest on each Floating Rate Note is payable on the dates set forth herein and in the applicable Pricing Supplement. Amortizing Notes will pay principal and interest semiannually each March 1 and September 1, or quarterly each March 1, June 1, September 1 and December 1, and at maturity. Each Fixed Rate Note will mature on any day after nine months from the date of issue, as set forth in the applicable Pricing Supplement. Each Floating Rate Note will mature on an Interest Payment Date after nine months from the date of issue, as set forth in the applicable Pricing Supplement. See 'Description of Notes.' If specified in the applicable Pricing Supplement, at the option of the Company, the Stated Maturity (as defined hereunder) of the Notes may be extended for one or more whole year periods up to but not beyond the Final Maturity Date (as defined hereinafter) set forth in such Pricing Supplement. If specified in the applicable Pricing Supplement, the Notes may be redeemed by the Company or the holder prior to maturity. The Notes will be issued in fully registered form in denominations of $1,000 (or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency, rounded down to the nearest 1,000 units of the Specified Currency) or any amount in excess thereof which is an integral multiple of $1,000 (or, in the case of Notes not denominated in U.S. dollars, 1,000 units of the Specified Currency). Any terms relating to Notes being denominated in foreign currencies or composite currencies will be as set forth in the applicable Pricing Supplement. Each Note will be represented either by a Global Note registered in the name of a nominee of The Depository Trust Company (the 'Depositary'), as Depositary (a 'Book-Entry Note'), or by a certificate issued in definitive form (a 'Certificated Note'), as set forth in the applicable Pricing Supplement. Beneficial interests in
Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described in the accompanying Prospectus.
                            ------------------------
THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
    EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
        COMMISSION OR ANY STATE  SECURITIES COMMISSION  PASSED UPON  THE
            ACCURACY  OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY  IS
                             A  CRIMINAL OFFENSE.
                          ------------------------



                                                           Price to             Agents'                      Proceeds to
                                                          Public(1)          Commissions(2)                 Company(2)(3)
                                                        -------------      --------------------      ---------------------------
Per Note......................................             100.000%             .125%-.750%                99.875%-99.250%
Total(4)......................................           $500,000,000      $625,000 - $3,750,000     $499,375,000 - $496,250,000


------------
  (1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Notes at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.
  (2) The commission payable to an Agent for each Note sold through such Agent shall be computed based upon the Price to Public of such Note and shall depend on such Note's maturity; provided, however, that commissions with respect to Notes having a maturity of 30 years or greater will be negotiated. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors or other purchasers. The Company may also sell Notes directly or indirectly on its own behalf, or through other Agents. If the Company grants any discount or pays any commission, such discount or commission will be disclosed in the applicable Pricing Supplement.
  (3) Before deducting expenses payable by the Company estimated at $500,000.
  (4) Or the equivalent thereof in other currencies, including composite currencies.
                            ------------------------
     Offers to purchase the Notes are being solicited from time to time by Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the 'Agents') on behalf of the Company, each of which has agreed to use its reasonable best efforts to solicit purchases of such Notes. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company may also appoint additional agents from time to time to solicit sales of the Notes; provided that any such solicitation and sale of Notes shall be on the same terms and conditions as Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. have agreed to. The Company may also sell Notes to an Agent acting as principal for its own account for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale or otherwise, to be determined by such Agent. The Company may also solicit offers to purchase and sell Notes directly on its own behalf, through any subsidiary or through an electronic auction system at any time, upon any terms and to any person. No termination date for the offering of the Notes has been established. If the Company grants any discount or pays any commission, such discount or commission will be disclosed in the applicable Pricing Supplement. The Company or the Agents may reject any order in whole or in part. The Notes may be listed on one or more securities exchanges. There can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See 'Plan of Distribution.'
                            ------------------------
MORGAN STANLEY & CO.                                        GOLDMAN, SACHS & CO.
         INCORPORATED

November 9, 1995

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in the Specified Currency, and payments of principal, premium, if any, and interest on, such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See 'Description of Notes' and 'Foreign Currency Risks.'

     If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars, the conversion of the Specified Currency into U.S. dollars will be handled by Citibank, N.A., in its capacity as Exchange Rate Agent. The costs of such conversion will be borne by the holder of a Note (the 'Holder') through deductions from such payments.

     References herein to 'U.S. dollars' or 'U.S. $' or '$' are to the currency of the United States of America.

                            ------------------------

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the Prospectus, to which reference is hereby made. The particular terms of the Notes sold pursuant to any pricing supplement (a 'Pricing Supplement') will be described therein. The terms and conditions set forth in 'Description of Notes' will apply to each Note unless otherwise specified herein or in the applicable Pricing Supplement and in such Note.

     If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit ('ECU'), in which the principal, premium, if any, and interest with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See 'Foreign Currency Risks.'

GENERAL

     The Notes issued under the Indenture referred to in the accompanying Prospectus may be issued from time to time, in an aggregate principal amount of up to $500,000,000 or the equivalent thereof in one or more foreign or composite currencies. The aggregate principal amount may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company. The Indenture does not limit the aggregate principal amount of Notes which may be issued thereunder and does not limit the amount of additional indebtedness the Company may incur. As of the date of this Prospectus Supplement, $185,750,000 aggregate principal amount of Medium-Term
Notes  are  outstanding  under the Indenture. For the purpose of this paragraph,
(i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the Issue Date of the Issue Price of such Note.

     The Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Fixed Rate Notes, Amortizing Notes and Original Issue Discount Notes will mature on any day after nine months from the original date of issuance (the 'Issue Date'), as set forth in the applicable Pricing Supplement. Floating Rate Notes will mature on an Interest Payment Date (as defined below) after nine months from the Issue Date, as set forth in the applicable Pricing Supplement. Except as may be specified for Notes denominated in foreign or composite currencies or as otherwise provided in the Pricing Supplement, the Notes will be issued only in fully registered form in denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000.

     Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of U.S. $1,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the 'Market Exchange Rate') on the Business Day (as defined below) immediately preceding the Issue Date; provided, however, in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the Issue Date.

     The Notes will be offered on a continuous basis, and each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Only Notes payable solely in U.S. dollars may be issued as Book-Entry Notes. Except as set forth in the Prospectus under 'Description of Securities -- Global Securities,' Book-Entry Notes will not be issuable as Certificated Notes. See 'Book-Entry System' below.

     The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose; provided, that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under 'Description of Securities -- Global Securities' in the Prospectus. On the date hereof, the agent for the payment, transfer and exchange of the Notes (the 'Paying Agent') is Citibank, N.A., acting through its corporate trust office at 111 Wall Street, New York, New York 10043.

     The applicable Pricing Supplement will specify the price (the 'Issue Price') of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, maturity, currency, principal amount, redemption provisions, put provisions and any other terms on which each such Note will be issued.

     'Business Day' means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and (i) with respect to LIBOR Notes (as defined below), in the City of London, (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, Australian dollars or ECUs, in the capital city of the country of the Specified Currency, (iii) with respect to Notes denominated in Australian dollars, in both Sydney and Melbourne and (iv) with respect to Notes denominated in ECUs, in Luxembourg and that is not a non-ECU clearing day, as determined by the ECU Banking Association in Paris.

     An 'Interest Payment Date' with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

     'London Banking Day' means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     'Original Issue Discount Note' means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

     The 'Record Date' with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

PAYMENT CURRENCY

     If the applicable Pricing Supplement provides for payments of interest, premium, if any, and principal on non-U.S. dollar denominated Notes to be made, at the option of the Holders, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the exchange rate agent (the 'Exchange Rate Agent') at approximately 11:00 A.M., New York City time, on the same Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the Holders and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the Holders by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to Holders by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent available date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

     If payment in respect of a Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECUs are again available or so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

     The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Company or its agent on the following basis. The component currencies of the ECU for this purpose (the 'Components') shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rates for such Components.

     If the official unit of any Component is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more Components are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any Component is divided into two or more currencies, the amount of the original component currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

     All determinations referred to above made by the Company or an agent of the Company shall be at the sole discretion of the Company or such agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on Holders.

INTEREST AND PRINCIPAL PAYMENTS

     Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of record on the Record Date with respect to such succeeding Interest Payment Date.

     U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary, as Holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, payments of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to an account maintained by the Holder with a bank located outside the United States and the Holder of such Notes shall provide the Paying Agent with the appropriate wire transfer instructions not later than 15 calendar days prior to the applicable payment date. If such wire transfer instructions are not so provided, payments of interest on such Notes will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register.

     Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which beneficial owners of such Notes must include in income for United States federal income tax purposes at a constant rate. See 'Certain Federal Tax Consequences -- Notes with Original Issue Discount' below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under 'Description of Securities -- Default and Certain Rights on Default' in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of aggregate principal amount) plus the original issue discount amortized from the Issue Date to the date of declaration (also expressed as a percentage of the aggregate principal amount), which amortization shall be calculated using the 'interest method' (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the Issue Date at the annual rate stated on the face thereof until the principal thereof is paid or made available for payment. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each March 1 and September 1 and at maturity or upon any earlier redemption or repayment. Payments of principal and interest on Amortizing Notes, which are securities for which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each March 1, June 1, September 1 and December 1 or semiannually on each March 1 and September 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent Holders.

     If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

     Interest payments for Fixed Rate Notes will include accrued interest from the Issue Date or from the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly-issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from the Issue Date until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis (the 'Base Rate'), which may be adjusted by a Spread or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a 'CD Rate Note'), (b) the Commercial Paper Rate (a 'Commercial Paper Rate Note'), (c) the CMT Rate (a 'CMT Rate Note'), (d) the Federal Funds Rate (a 'Federal Funds Rate Note'), (e) LIBOR (a 'LIBOR Note'), (f) the Prime Rate (a 'Prime Rate Note'), (g) the Treasury Rate (a 'Treasury Rate Note') or (h) such other Base Rate as is set forth in such Pricing Supplement and in such Floating Rate Note. The 'Index Maturity' for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any. The 'Spread' is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the 'Spread Multiplier' is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ('Maximum Interest Rate'); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ('Minimum Interest Rate'). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by the United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the 'Interest Reset Period' for such Note, and the first day of each Interest Reset Period being an 'Interest Reset Date'), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week, in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month, in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December, in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement, and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the Issue Date to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the 'Initial Interest Rate') and (b) the interest rate in effect for the fifteen days immediately prior to maturity, redemption or payment will be that in effect on the fifteenth day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

     Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and (iv) in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Payment Date (including the maturity date or any earlier redemption or repayment date) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes (except Floating Rate Notes on which interest is reset daily or weekly) shall be the amount of interest accrued from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date. In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be the amount of interest accrued from and including the Issue Date or from but excluding the last date in respect of which interest has been paid, as the case may be, to and including the Record Date immediately preceding such Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity, redemption or repayment date, as the case may be.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

     The applicable Pricing Supplement shall specify a calculation agent (the 'Calculation Agent') with respect to any issue of Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     The 'Interest Determination Date' pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, CMT Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     The 'Calculation Date,' where applicable, pertaining to an Interest Determination Date will be the earlier of the tenth calendar day after such Interest Determination Date or the next succeeding Record Date after such Interest Determination Date or, if either such day is not a Business Day, the next such Business Day.

     Interest rates will be determined by the Calculation Agent as follows:

     CD RATE NOTES

     CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'CD Rate' means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in 'Statistical Release H.15(519), Selected Interest Rates,' or any successor publication of the Board of Governors of the Federal Reserve System ('H.15(519)') under the heading 'CDs (Secondary Market),' or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release 'Composite 3:30 P.M. Quotations for U.S. Government Securities' (the 'Composite Quotations') under the heading 'Certificates of Deposit.' If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest
Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in an amount that is representative for a single transaction in that market at that time of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

     COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'Commercial Paper Rate' means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading 'Commercial Paper.' In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the specified Index Maturity as published in Composite Quotations under the heading 'Commercial Paper.' If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is 'AA,' or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

     'Money Market Yield' shall be a yield calculated in accordance with the following formula:


                    Money Market Yield =      D x 360       x 100
                                           -------------
                                           360 - (D x M)

where 'D' refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and 'M' refers to the actual number of days in the interest period for which interest is being calculated.

     CMT RATE NOTES

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'CMT Rate' means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption '. . . Treasury Constant Maturities. . .Federal Reserve Board Release H.15. . .Mondays Approximately 3:45 P.M.,' under the column for Index Maturity specified in the applicable Pricing Supplement for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the specified Index Maturity as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such Interest Determination Date will be such treasury constant maturity rate for the specified Index Maturity (or other United States Treasury rate for the specified Index Maturity) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a 'Reference Dealer') in The City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ('Treasury Notes') with an original maturity of approximately the specified Index Maturity and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the specified Index Maturity and a remaining term to maturity closest to the specified Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such Interest Determination Date will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the specified Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     'Designated CMT Telerate Page' means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying
Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Federal Funds Rate' means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading 'Federal Funds (Effective),' or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading 'Federal Funds/Effective Rate.' If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest

Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 11:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

     LIBOR NOTES

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'LIBOR' for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (i) As of the Interest Determination Date, the Calculation Agent will determine (a) if 'LIBOR Reuters' is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency for the period of the Index Maturity, commencing on the second London Business Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if 'LIBOR Telerate' is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency for the period of the Index Maturity, commencing on such Interest Determination Date, that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest Determination Date. If fewer than two offered rates appear (if 'LIBOR Reuters' is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates), or if no rate appears (if the applicable Pricing Supplement specifies either (x) 'LIBOR Reuters' and the Designated LIBOR Page by its terms provides only for a single rate or (y) 'LIBOR Telerate'), LIBOR in respect of that Interest Determination Date will be determined as described in (ii) below.

          (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if 'LIBOR Reuters' is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates) or no rate appears (if the applicable Pricing Supplement specifies either (x) 'LIBOR Reuters' and the Designated LIBOR Page by its terms provides only for a single rate or (y) 'LIBOR Telerate'), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the specified Index Maturity, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million (or the equivalent in the Index Currency) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with the Company) on such Interest Determination Date for loans in the Index Currency to leading European banks, for the period of the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount of not less than $1 million (or the equivalent in the Index Currency) that is representative of a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, 'LIBOR' for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

     'Index Currency' means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     'Designated LIBOR Page' means either (a) if 'LIBOR Reuters' is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if 'LIBOR Telerate' is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

     PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'Prime Rate' means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption 'Bank Prime Loan.' If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page as such Bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates.

     If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the 'Prime Rate' for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the 'Alternate Rate Event Spread.'

     TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Treasury Rate' means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ('Treasury Bills') having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading 'Treasury Bills -- auction average (investment)' or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

INDEXED NOTES

     The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date after 9 months from the Issue Date (the 'Stated Maturity') and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the 'Indexed Notes'), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more whole year periods (each an 'Extension Period') up to but not beyond the date (the 'Final Maturity Date') set forth in such Pricing Supplement and the basis or formula, if any, for setting the interest rate or the Spread or Spread Multiplier, as the case may be, applicable to any such Extension Period.

     The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the 'Original Stated Maturity Date'). No later than 30 days prior to the Original Stated Maturity Date, the Trustee will mail to the Holder of such Note a notice (the 'Extension Notice') relating to such Extension Period, in the manner provided for in the Indenture, setting forth (i) the election of the Company to extend the Stated Maturity of such Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension

Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same term as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, if any, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee to mail notice of such higher interest rate or higher Spread or Spread Multiplier, if any, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, if any, in the case of a Floating Rate Note, for the Extension Period.

     If the Company elects to extend the Stated Maturity of a Note, the Holder of such Note may, if provided for in the applicable Pricing Supplement, have the option to elect repayment of such Note by the Company on the Original Stated Maturity Date at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity Date, the Holder thereof must follow the procedures set forth below under 'Repayment at the Holders' Option; Repurchase' for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to the Original Stated Maturity Date and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Stated Maturity Date.

OPTIONAL REDEMPTION

     The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemed at the option of the Company. Notice of redemption will be provided in the manner set forth in the Indenture. The Notes, except for Amortizing Notes, will not be subject to any sinking fund, unless otherwise indicated in the Pricing Supplement.

REPAYMENT AT THE HOLDERS' OPTION; REPURCHASE

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the Holder on a date or dates specified prior to its maturity date at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

     In order for such a Note to be repaid, the Paying Agent must receive, at least 15 days but not more than 30 days prior to the repayment date, (i) the Note with the form entitled 'Option to Elect Repayment' on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. ('NASD') or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled 'Option to Elect Repayment' on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the

Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder will be irrevocable. The repayment option may be exercised by the Holder for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

     The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Book-Entry Notes up to $200,000,000 principal amount having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by a single Global Note, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Period, Interest Payment Dates, Index Maturity, Reset Date, Reset Period, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under 'Description of Securities -- Global Securities,' Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     The Depositary has advised the Company and the Agents as follows: the Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary currently accepts only Notes denominated and payable in U.S. dollars.

     A further description of the Depositary's procedures with respect to Global Notes representing Book-Entry Notes is set forth in the Prospectus under 'Description of Securities -- Global Securities.' The Depositary has confirmed to the Company, each Agent and the Trustee that it intends to follow such procedures.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S.

dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield, and in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN FINANCIAL AND LEGAL ADVISORS AS TO ANY SPECIFIC RISKS ENTAILED BY AN INVESTMENT BY SUCH INVESTOR IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, FOREIGN CURRENCY. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent available date. See 'Description of Notes -- Payment Currency.'

     With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement shall include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States (other than a New York court), it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                        CERTAIN FEDERAL TAX CONSEQUENCES

     The following discussion describes the principal United States federal tax treatment of United States persons who are beneficial owners of Notes ('Owners'). This summary is based on the Internal Revenue Code of 1986, as amended (the 'Code'), revenue rulings, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of the Code. It does not discuss all of the tax consequences that may be important to Owners in light of their particular circumstances or to Owners subject to special rules, such as foreign persons, certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as part of a hedge or straddle transaction, or Owners whose functional currency is not the U.S. dollar. When the Company offers any foreign or composite currency denominated notes, foreign currency linked Notes, Notes intended to be marketed to foreign persons, or Indexed Notes, a Pricing Supplement to this Prospectus Supplement will set forth information concerning certain additional United States federal income tax consequences applicable to Owners. Prospective investors are urged to consult their own tax advisors regarding the federal tax consequences to them of holding and disposing of Notes, including the advisability of making any of the elections described below, as well as any tax consequences arising under the laws of any state or other taxing jurisdiction.

PAYMENTS OF INTEREST

     Interest paid on a Note will generally be taxable to an Owner as ordinary interest income at the time it accrues or is received in accordance with the Owner's method of accounting for federal income tax purposes. Special rules governing the treatment of interest paid with respect to Notes having original issue discount are described below.

ORIGINAL ISSUE DISCOUNT

     In the case of Original Issue Discount Notes and certain other Notes sold at a discount from their principal amount, the excess of the 'stated redemption price at maturity' (as defined below) of each such Note over its 'issue price' (defined as the initial offering price to the public, excluding bond houses and brokers, at which a substantial amount of such Notes have been sold) will be original issue discount for tax purposes if such excess equals or exceeds one-quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. A Note having such original issue discount will be referred to herein as an 'OID Note.' The stated redemption price at maturity of a Note includes all payments on the Note other than interest based on a fixed rate (or a variable rate, unless the applicable Pricing Supplement hereto otherwise states) and payable unconditionally at least annually. Special rules may apply to Floating Rate Notes, Notes with a right to an optional redemption or extension of maturity, and certain other situations. Unless otherwise described in the applicable Pricing Supplement for an issue of Notes having one or more of these features, these special rules will not apply to the Notes.

     Subject to certain special rules discussed below for Notes having a maturity of one year or less, Owners will include original issue discount in income as it accrues and before the receipt of cash attributable to such income, based on a compounding of the yield to maturity of the Note. Under these rules, Owners will generally include in income increasingly greater amounts of original issue discount in successive accrual periods, unless payments that are part of the stated redemption price at maturity of a Note are made before its final maturity.

ACQUISITION PREMIUM AND MARKET DISCOUNT

     In the event that an Owner purchases an OID Note at an acquisition premium (i.e., at a price in excess of its 'adjusted issue price' but less than its stated redemption price at maturity), the amount includable in income in each taxable year as original issue discount is reduced by that portion of the excess properly allocable to such year. The adjusted issue price is defined as the sum of the issue price of the Note and the aggregate amount of previously accrued original issue discount, less any prior payment of amounts included in its stated redemption price at maturity. Unless an Owner makes the accrual method election described below, acquisition premium is allocated on a pro rata basis and thus reduces each accrual of original issue discount by a constant fraction.

     An Owner that purchases a Note at a price that is less than its stated redemption price at maturity, or in the case of an OID Note its adjusted issue price, by an amount that is not less than one-quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, will treat any principal payments on, or any gain realized upon the disposition or retirement of such Note as interest income to the extent of the market discount that accrued while such Owner held the Note, unless an election is made to include such market discount in income on a current basis. An Owner of a Note that acquired it at a market discount and does not elect to include market discount in income on a current basis may also be required to defer the deduction for a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Note until the deferred income is realized.

NOTES PURCHASED AT A PREMIUM

     Except as noted below, an Owner that purchases a Note for an amount in excess of its principal amount, or in the case of an OID Note its stated redemption price at maturity, will be treated as having premium with respect to such Note in the amount of such excess. An Owner that purchases an OID Note at a premium is not required to include in income any original issue discount with respect to such Note. If an Owner makes an election under section 171(c)(2) of the Code to treat premium as 'amortizable bond premium,' the amount of interest included in such Owner's income for each accrual period will be reduced by the portion of the premium allocable to such period based on the Note's yield to maturity. If an Owner makes the election under section 171(c)(2), the election will also apply to all bonds the interest on which is not excludable from gross income held by the Owner at the beginning of the first taxable year to which the election applies and to all such fully taxable bonds thereafter acquired by it. If such an election is not made, such an Owner must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount at maturity of the Note.

ACCRUAL METHOD ELECTION

     An Owner may elect to include in gross income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note over the amount paid for the Note by such Owner) based on the compounding of interest at a constant rate. Such an election for a Note with amortizable bond premium or market discount will result in a deemed election for all of the Owner's debt instruments with amortizable bond premium or market discount.

NOTES WITH A TERM OF ONE YEAR OR LESS

     Except as noted below, a cash method Owner of an OID Note that matures one year or less from the date of its issuance (a 'Short-Term Note') is not required to include interest or original issue discount in income as it accrues. Accrual basis Owners, banks, regulated investment companies and certain other Owners described in section 1281(b) of the Code are required to include original issue discount and stated interest in income as it accrues, regardless of their method of accounting, on a straight-line basis unless the Owner makes an irrevocable election to accrue such original issue discount on the basis of its yield to maturity and daily compounding.

     A cash method Owner of a Short-Term Note that is not otherwise required to account for interest or original issue discount on such Short-Term Note as it accrues may nevertheless elect to include in income interest and original issue discount as they accrue under the rules described above on all obligations having a maturity of one year or less held by the Owner in the taxable year of the election and in all subsequent years. The election described in this paragraph is independent of the election described in the preceding paragraph and is irrevocable without the consent of the Internal Revenue Service (the 'IRS'). In the case of an Owner who is not required or who does not elect to include original issue discount in income currently, (i) any gain realized on the sale, exchange or retirement of a Short-Term Note will be ordinary income to the extent of accrued original issue discount, and (ii) an Owner of such a Short-Term Note will be required to defer deductions for interest expense on any indebtedness incurred or continued to purchase or carry the Short-Term Note, in an amount not exceeding the deferred interest income, until the deferred interest income is recognized.

DISPOSITION OF NOTES

     Upon the sale, redemption or retirement of a Note, an Owner will recognize gain or loss equal to the difference between the amount realized (excluding any amount attributable to accrued interest) and the Owner's tax basis in the Note. An Owner's tax basis for determining gain or loss will be the cost of such Note to such Owner, increased by the amount of any original issue discount and market discount includible in such Owner's gross income with respect to such Note, and decreased by the amount of any payments under the Note that are part of its stated redemption price at maturity and by the portion of any premium applied to reduce interest payments as described above under the heading 'Notes Purchased at a Premium.' Such gain or loss will be capital gain or loss except to the extent the gain represents accrued original issue discount, or market discount on the Note not previously included in gross income, to which extent such gain would be treated as ordinary income. Any amount received for a Note disposed of between interest payment dates which is attributable to accrued interest will also be treated as ordinary income. Any capital gain or loss will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company is generally required to report to the IRS payments of interest and accruals of original issue discount on Notes. The amount of original issue discount required to be reported by the Company may not be equal to the amount required to be reported as taxable income by an Owner of an OID Note acquired subsequent to its original issuance.

     Backup withholding of federal income tax at a rate of 31 percent may apply to payments made in respect of the Notes, as well as payments of proceeds from the sale of Notes, to registered Holders or Owners that are not 'exempt recipients' and that fail to provide certain identifying information to the Company or its agent in the manner required. Individuals generally are not exempt recipients, while corporations and certain other entities generally are exempt recipients. Amounts withheld under the backup withholding rules would be allowed as a refund or a credit against the recipient's United States federal income tax, provided that the required information is furnished to the IRS.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN OWNER'S PARTICULAR SITUATION. OWNERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THEIR POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agents, who have agreed to use reasonable best efforts to solicit such offers. The Company may appoint additional agents to solicit sales of the Notes; provided that any such solicitation and sale of Notes shall be on the same terms and conditions as the Agents have agreed to. If the Company grants any discount or pays any commission, such discount or commission will be disclosed in the applicable Pricing Supplement.

     The Company may also solicit offers to purchase and sell Notes directly on its own behalf, through any subsidiary or through an electronic auction system at any time, upon any terms and to any person. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. The Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay the relevant Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold, depending upon the maturity of the Notes.

     The Company may also sell Notes to the Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent and specified in the applicable Pricing Supplement. The Agent may offer the Notes it has purchased as principal to other dealers. The Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of 66 2/3% of the discount to be received by the Agent from the Company. After the initial public offering of Notes that are to be resold by the Agent to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     The Agents may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

     Concurrently with the offerings of the Notes through the Agents described herein, the Company may issue other debt securities pursuant to the Indenture referred to herein. Any securities so issued and sold will reduce correspondingly the aggregate amount of Notes that may be offered by this Prospectus Supplement and the Prospectus.

     The Company may apply for the listing of the Notes on one or more national securities exchanges. The Company has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     The Agents each engage in transactions with and perform services for the Company in the ordinary course of business.

PROSPECTUS
                                 $1,000,000,000
                             ELI LILLY AND COMPANY
                                DEBT SECURITIES

                            ------------------------

     Eli Lilly and Company (the 'Company' or 'Lilly') may offer from time to time its debt securities (the 'Securities') having an aggregate initial offering price of up to $1,000,000,000 (or the equivalent in foreign currency or currency units) on terms to be determined at the time of sale. The Securities may be sold for U.S. dollars, foreign currencies or currency units, and the principal of, premium, if any, and interest, if any, on the Securities may be payable in U.S. dollars, foreign currencies or currency units. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The Securities may be issued in registered form ('Registered Securities'), in bearer form, with or without coupons ('Bearer Securities'), or in the form of one or more global securities (each a 'Global Security'). Bearer Securities will be offered only outside the United States and its possessions to Non-United States persons or to offices located outside the United States and its possessions of certain United States financial institutions or to other qualifying persons in accordance with United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). The specific designation, aggregate principal amount, currency or currency unit in which the principal, premium, if any, or interest, if any, is payable, authorized denominations, purchase price, maturity, rate or rates (which may be fixed or variable) and time of payment of any interest, redemption or repurchase terms, any listing on a securities exchange and any other specific terms of the Securities in respect of which this Prospectus is being delivered (the 'Offered Securities') are set forth in the accompanying supplement to this Prospectus (the 'Prospectus Supplement'), together with the terms of offering of the Offered Securities.

                            ------------------------

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION   PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

     The Securities may be offered through underwriters, agents or dealers, or directly to purchasers by the Company or subsidiaries of the Company. If an underwriter, agent or dealer is involved in the offering of any Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Offered Securities less such discount in the case of an underwriter, the purchase price of the Offered Securities less such commission in the case of an agent or the purchase price of the Offered Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Offered Securities. Any such underwriter (or any representative thereof), dealer or agent may include Morgan Stanley & Co. Incorporated. See 'Plan of Distribution' for possible indemnification arrangements for dealers, underwriters and agents.

                            ------------------------

June 1, 1995

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and at the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94101.

                            ------------------------
                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Securities, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Requests should be directed to Eli Lilly and Company, Shareholder Services Department, Lilly Corporate Center, Indianapolis, Indiana 46285, telephone number (317) 276-2000.

                                  THE COMPANY

     Eli Lilly and Company was incorporated in 1901 under the laws of Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. The Company, including its subsidiaries, is engaged in the discovery, development, manufacture and sale of products and the provision of services in one industry segment -- Life Sciences. Products are manufactured or distributed through owned or leased facilities in the United States, Puerto Rico and 26 other countries, in 19 of which the Company owns or has an interest in manufacturing facilities. Its products are sold in approximately 117 countries. Through its PCS Health Systems subsidiary, the Company provides pharmacy benefit management services in the United States.

     Most of the Company's products were discovered or developed through the Company's research and development activities, and the success of the Company's business depends to a great extent on the introduction of new products resulting from these research and development activities. Research efforts are primarily directed toward the discovery of products to diagnose and treat diseases in human beings and animals and to increase the efficiency of animal food production. The principal executive offices of the Company are located at Lilly Corporate Center, Indianapolis, Indiana 46285, telephone number (317) 276-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by the Company from sales of the Securities will be used for general corporate purposes, which may include reducing short-term indebtedness in the form of commercial paper used to finance the acquisition of the pharmacy benefits management business of McKesson Corporation, a Delaware corporation, working capital, capital expenditures, stock repurchases, repayment and refinancing of other indebtedness and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

              YEAR ENDED DECEMBER 31,
----------------------------------------------------
  PRO
 FORMA
1994(1)     1994     1993     1992     1991     1990
-------     ----     ----     ----     ----     ----
  5.1       14.0     7.6      11.7     19.1     15.7

------------

(1) The pro forma ratio of earnings to fixed charges gives full-year effect to the acquisition of PCS Health Systems, Inc. from McKesson Corporation as discussed in 'Recent Developments' in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as incorporated herein by reference. This acquisition was financed with approximately $4 billion of short-term indebtedness in the form of commercial paper of which $800,000,000 was refinanced with long-term indebtedness.

     The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total worldwide basis. The ratio is computed by dividing the sum of earnings from continuing operations before taxes and fixed charges excluding capitalized interest by fixed charges. Fixed charges represent interest expense (including capitalized interest).

                           DESCRIPTION OF SECURITIES

     The Securities are to be issued under an Indenture (the 'Indenture'), between the Company and Citibank, N.A., as Trustee (the 'Trustee'). The form of the Indenture, dated as of February 1, 1991, is an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture incorporates the Company's Standard Multiple-Series Indenture provisions, a copy of which is an exhibit to the Registration Statement. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder. The Company may issue Securities under the Indenture as the

Company shall see fit. The Company may enter into one or more additional indentures providing for the issuance of Securities with one or more banking institutions organized under the laws of the United States of America, any state thereof or such foreign jurisdictions as may be permitted under the Trust Indenture Act of 1939, as amended, serving as trustee. Reference is made to the Prospectus Supplement for information regarding the Indenture or any additional indenture under which the Offered Securities will be issued.

     The statements under this heading are subject to the detailed provisions of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference herein as a part of the statements made and the statements are qualified in their entirety by such reference.

     General: The Securities will be unsecured general obligations of the Company and will rank on a parity with the other unsecured and unsubordinated indebtedness for borrowed money of the Company. The Indenture provides that the Offered Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount (collectively, the 'Indenture Securities'), may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company.

     One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ('Original Issue Discount Securities') will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If any of the Offered Securities are sold for any foreign currency or currency unit or if the principal of, premium, if any, or interest, if any, on any of the Offered Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     The Prospectus Supplement will state the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be sold.

     Reference is made to the Prospectus Supplement relating to the Offered Securities for the following terms thereof:

          (1) the specific designation of the Offered Securities;

          (2) the aggregate principal amount of the Offered Securities;

          (3) the date or dates on which the principal of and premium, if any, on the Offered Securities shall be payable or the method of determination thereof;

          (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and the record dates therefor;

          (5) if other than in U.S. dollars, the currency or currency unit in which payment of the principal of, premium, if any, and interest, if any, on the Offered Securities shall be payable and the Dollar Determination Agent (as defined in the Indenture), if any;

          (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the Offered Securities may be determined with reference to an index, formula or other method based on a currency or currency unit, or other commodity as permitted, other than that in which the Offered Securities are stated to be payable, the manner in which such amounts shall be determined;

          (7) if the principal of, premium, if any, or interest, if any, on the Offered Securities are to be payable at the election of the Company or a holder thereof in a currency or currency unit other than that in which the Offered Securities are stated to be payable, the period or periods within which and the terms and conditions upon which such election may be made;

          (8) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Securities shall be payable;

          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (10) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

          (11) whether the Offered Securities are to be issued as Bearer Securities and, if so, (i) whether the Offered Securities are also to be issued as Registered Securities and (ii) the manner in which such Bearer Securities are to be dated;

          (12)  whether the Offered Securities  are to be issued  in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined in the Indenture) for such Global Security or Securities;

          (13) if a temporary Global Security is to be issued with respect to the Offered Securities, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be paid to the Depositary for such temporary Global Security and, in such event, the terms and conditions upon which such interest payments received by such Depositary will be credited to the account of the persons entitled thereto on such interest payment date;

          (14) if a temporary Global Security is to be issued with respect to the Offered Securities, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Securities of the series;

          (15) if any of the Offered Securities are to be issued in registered form, the denominations, if other than denominations of $1,000 and any integral multiple thereof, in which such Registered Securities are to be issued and, if any of the Offered Securities are to be issued in bearer form, the denominations, if other than the denomination of $5,000, in which such Bearer Securities are to be issued;

          (16) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

          (17) the provisions, if any, relating to the cancellation and satisfaction of the Indenture or certain covenants contained in the Indenture with respect to the Offered Securities prior to the maturity thereof pursuant to Section 12.02 thereof (see 'Defeasance of the Indenture and the Indenture Securities');

          (18) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 or covenants contained in Article 5 of the Indenture pertaining to the Offered Securities;

          (19) whether and under what circumstances and with what procedures and documentation the Company will pay additional amounts on any of the Offered Securities to any holder who is not a United States Person (including a definition of such term), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay additional amounts (and the terms of any such option);

          (20) the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name that Security (or a Predecessor Security) is registered at the close of business on the record date therefor, the manner in which, or the Person to whom any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature and the extent to which, or the manner in which, any interest payable on a temporary Global Security will be paid; and

          (21) any other terms of the Offered Securities not inconsistent with the provisions of the applicable Indenture and not adversely affecting the rights of the holders of any other series of Indenture Securities then outstanding. (Section 3.01)

     The Company may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above provide the Company with the ability, in addition to the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued, to 'reopen' a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

     The Indenture Securities may be issued as Registered Securities, Bearer Securities or both. Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities, as described below under 'Global Securities.' One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Indenture Securities denominated in a foreign currency or currency unit will specify the denomination thereof. (Section 3.02)

     Limitations on the issuance of Bearer Securities, as well as certain Federal income tax consequences and other special considerations applicable to any such Bearer Securities, will be described in the Prospectus Supplement relating thereto.

     Exchange, Registration and Transfer: At the option of a holder of the Indenture Securities upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series may be exchanged for an equal aggregate principal amount of Registered Securities (if the Indenture Securities of such series are to be issued as Registered Securities) or Bearer Securities (if Bearer Securities of such series are to be issued in more than one denomination) of the same series (with the same interest rate and maturity date), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date (each as defined in the Indenture), and the relevant interest payment date, such holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 3.05)

     Indenture Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities, and the coupons if any appertaining thereto, will be transferable by delivery. (Section 3.05)

     Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating thereto. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 3.03 and 3.05)

     The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the Prospectus Supplement relating thereto. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters or agents through which such Indenture Securities were sold or by the Company, if such Indenture Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture governing such Indenture Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Indenture Securities.

     Subject to certain limitations on the issuance of Bearer Securities which will be described in the Prospectus Supplement relating thereto, payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Indenture Securities. None of the Company, the Trustee for such Indenture Securities, any paying agent or the Security Registrar for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security may be subject to restrictions. Any such restrictions will be described in the Prospectus Supplement relating thereto.

     If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Securities representing the Indenture Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Securities representing such Indenture Securities. Further, if the Company so specifies with respect to the Indenture Securities of a series, each Person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive

Indenture Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security. Indenture Securities of such series so issued in definitive form will be issued (a) as Registered Securities if the Indenture Securities of such series are to be issued as Registered Securities, (b) as Bearer Securities if the Indenture Securities of such series are to be issued as Bearer Securities or (c) as either Registered or Bearer Securities, if the Indenture Securities of such series are to be issued in either form. A description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global
Security will be contained in the Prospectus Supplement relating thereto. (Section 3.05)

     Payment and Paying Agents: Payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made in the currency or currency unit designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a holder, by a check in the designated currency or currency unit or by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security will be made at the principal corporate trust office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account with a bank located, or by check mailed to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on Bearer Securities may be made in U.S. dollars at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Sections 3.11 and 5.02)

     Unless otherwise set forth in the applicable Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made in the designated currency or currency unit against surrender of such Registered Securities at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose same such Registered Security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or by a check in the designated currency or currency unit mailed to each holder of a Registered Security at such holder's registered address. (Section 3.11)

     The paying agents outside the United States initially appointed by the Company for a series of Indenture Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in the Borough of Manhattan, The City of New York, for payments with respect to Registered Securities and at least one paying agent in a city in Europe so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Indenture Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Indenture Securities. (Section 5.02)

     All moneys paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Indenture Security entitled to receive such payment will thereafter look only to the Company for payment thereof. (Section 12.05)

     Concerning the Trustee: The Trustee shall, prior to the occurrence of any Event of Default (as defined in the Indenture) with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in such Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with the Company as if it were not Trustee under the Indenture. (Section 7.03)

     The Company has lines of credit from the Trustee.

     Modification of the Indenture: The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, to add covenants and to provide for security for the Indenture Securities, and, with the consent of the holders of not less than a majority of the aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency or currency unit other than as provided pursuant to the Indenture or in the Indenture Securities of such series, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the aforesaid percentage of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

     Certain Covenants: Unless otherwise provided in the Indenture Securities, the Indenture contains a covenant by the Company not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of the Company, any subsidiary or any other person, or permit any subsidiary to do so, without securing the Indenture Securities of any series having the benefit of the covenant by such lien equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions specified in the Indenture. Exceptions include: (a) existing liens or liens on facilities of corporations at the time they become subsidiaries; (b) liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof; (c) certain liens in favor of or required by contracts with governmental entities; and (d) liens otherwise prohibited by such covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 15% of the Company's consolidated net tangible assets (defined in the Indenture as total assets less current liabilities and intangible assets). (Section 5.09)

     Unless otherwise provided in the Indenture Securities, the Indenture also contains a covenant by the Company not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless (a) the Company would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the Indenture Securities, or (b) the Company, during the six months following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property. (Section 5.10)

     The Indenture defines Restricted Property as (a) any manufacturing facility (or portion thereof) owned or leased by the Company or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of the Company's consolidated net tangible assets, or (b) any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility. (Section 5.09)

     Because the covenants described above cover only manufacturing facilities in the continental United States, the Company's manufacturing facilities in Puerto Rico are excluded from the operation of the covenants.

     There are no other restrictive covenants contained in the Indenture. The Indenture does not contain any provision which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Indenture does not contain any provision which would require that the Company repurchase or redeem or otherwise modify the terms of any of its Securities upon a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which may adversely affect the creditworthiness of the Securities.

     Default and Certain Rights on Default: The Indenture provides that upon the happening of any Event of Default with respect to any series of Indenture Securities specified therein (unless it is inapplicable to such series of Indenture Securities or it is specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued or has been modified in any such supplemental indenture), including (i) failure to pay interest when due on the Indenture Securities of such series outstanding thereunder, continued for 30 days; (ii) failure to pay principal or premium, if any, when due (whether at maturity, declaration or otherwise) on the Indenture Securities of such series outstanding thereunder; (iii) failure to observe or perform any covenant of the Company in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of a series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder; (iv) certain events of bankruptcy, insolvency or reorganization; and (v) any other Event of Default as may be specified for such series, the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of such series outstanding thereunder may declare the principal amount of all Indenture Securities of such series to be due and payable immediately, but if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured and there has been no sale of property under any judgment or decree for the payment of moneys due which shall have been obtained or entered, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. (Section 6.01)

     The  Indenture  provides  that  the  holders  of  a  majority  in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the Indenture Securities of such series. (Section 6.06)

     Holders of any Security of any series may not institute any proceeding to enforce the Indenture unless the Trustee shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of any Security of any series to enforce payment of the principal of, premium, if any, or interest, if any, on his Indenture Securities when due shall not be impaired without the consent of such holder. (Section 6.04)

     The Trustee is required to give the holders of any Security of any series notice of default with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of the principal of, premium, if any, or interest, if any, on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the Securities of such series.

     The Company is required to deliver to the Trustee each year an officers' certificate stating whether such officers have obtained knowledge of any default by the Company in the performance of certain covenants and, if so, specifying such default and the nature thereof. (Section 5.06)

     Consolidation, Merger and Sale of Assets: The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate or merge with or into, or transfer or lease substantially all of its assets to, any Person that is a corporation organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease substantially all of its assets to the Company, provided (a) that any successor Person assumes the Company's obligations on the Securities under the Indenture,
(b) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and (c) that certain other conditions are met. (Section 11.02)

     Defeasance of the Indenture and the Indenture Securities: If the Prospectus Supplement relating to the Offered Securities so provides, the Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer and exchange of Securities, replace stolen, lost or mutilated Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case after the Company deposits with the Trustee thereunder, in trust, money, and, in the case of Securities and coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) or, in the case of Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and U.S. Government Obligations or Foreign Government Securities, as the case may be, in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the date such payments are due in accordance with the terms of the Offered Securities. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the Trustee an opinion of independent counsel of recognized standing to the effect that the deposit and related defeasance would not cause the Holders of the Offered Securities to recognize income, gain or loss for United States Federal income tax purposes and that the Holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same time as would have been the case if such deposit and related defeasance had not occurred. (Sections 12.01 and 12.02)

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities (i) to or through one or more underwriters, (ii) to or through dealers, (iii) through agents, or (iv) directly or through its subsidiaries to purchasers. The Prospectus Supplement will describe the method of distribution of the Offered Securities.

     The distribution of Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     If underwriters are used in the offering of Offered Securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered

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
Securities will (i) entitle the underwriters to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'), or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters generally will be obligated to purchase all Offered Securities if any are purchased.

     The Company also may sell Offered Securities to a dealer as principal. In such event, the dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of the Indenture Securities, the Company may utilize the services of any available electronic auction system to conduct an electronic 'dutch auction' of the Indenture Securities among potential purchasers who are eligible to participate in the auction of such Indenture Securities, if so described in the Prospectus Supplement.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     In connection with the original issuance of Offered Securities issued as Bearer Securities, in order to meet the requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D), each underwriter, dealer and agent will agree to certain restrictions in connection with the original issuance of such Offered Securities. Such restrictions will be described in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or through its subsidiaries and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, on behalf of the Company, and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on behalf of the underwriters or agents, if any. Dewey Ballantine and Davis Polk & Wardwell in rendering their opinions, will rely, as to matters governed by the laws of the State of Indiana, upon the opinion of Daniel P. Carmichael, Secretary and Deputy General Counsel for the Company.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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